UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 4, 2010

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

The Board of Directors of Avista Corporation (the Company) has determined to submit to the Company’s shareholders for their consideration at the 2011 Annual Meeting a form of amendment to its Restated Articles of Incorporation, as amended, that would declassify the Company’s Board of Directors so that all directors would be elected annually.

While there are arguments for and against classification, the Board is aware that, since 1987 when the classified Board was adopted by the Company’s shareholders, there has been increased focus on corporate governance issues and many institutional investors and their advisors, as well as independent commentators, have become increasingly vocal in their objections to Board classification.

Accordingly, the Board has concluded that the shareholders should be afforded another opportunity to decide whether or not the Board should be classified. The Board will recommend that the shareholders approve declassification. Based upon the required affirmative vote by shareholders, the Board would be declassified immediately following the 2011 Annual Meeting and, in 2012 all directors would stand for election on an annual basis from that point forward.

Declassification of the Board would be effected through an amendment of the Company’s Restated Articles of Incorporation, as amended.

The proposed amendment to declassify the Board, as described generally above, will be submitted at the 2011 Annual Meeting of Shareholders whether or not the Company’s shareholders approve the shareholder proposal described in management’s Proxy Statement relating to the 2010 Annual Meeting of Shareholders to be held on May 13, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: May 4, 2010	/s/ Mark T. Thies
Mark T. Thies
Senior Vice President and
Chief Financial Officer